Exhibit 99.1

National Technical Systems, Inc.	Executive Office 24007 Ventura Boulevard Calabasas, California 91302 Tel: (818) 591-0776 Fax: (818) 591-0899

NEWS RELEASE for April 22, 2004 at 7:30 AM EDT
Contact:	Allen & Caron Inc Jill Bertotti (investors) jill@allencaron.com Len Hall (media) len@allencaron.com 949-474-4300

NATIONAL TECHNICAL SYSTEMS REPORTS
FISCAL 2004 YEAR-END, FOURTH QUARTER RESULTS

CALABASAS, CA (April 22, 2004). National Technical Systems, Inc. (Nasdaq: NTSC) (NTS) today announced results for its fiscal 2004 year and fourth quarter ended January 31, 2004. For fiscal 2004, NTS improved its top-line and bottom-line results with revenues and net income increasing 22 percent and 50 percent, respectively, over the prior fiscal year. According to Chairman and Chief Executive Officer Jack Lin, Ph.D., these results were driven by year-over-year revenue increases in almost all segments of its Engineering & Evaluation business including military/defense, fiber optic, aerospace, electronics and automotive, as well as by higher revenues from the Technical Solutions segment, which were positively impacted by the acquisition of TRS Staffing Solutions in October 2002.

Total revenues for fiscal year 2004 were $103.9 million, with net income of $1.3 million, or $0.15 per basic share and $0.14 per diluted share, compared to total revenues of $85.1 million, with net income of $858,000, or $0.10 per basic and diluted share for fiscal year 2003. Operating income for fiscal year 2004 increased 16.3 percent to $3.2 million compared to $2.8 million for fiscal year 2003.

President and Chief Operating Officer William C. McGinnis commented, "Due to the successful execution of our business plan strategy and the commitment and hard work of the NTS team, we generated record revenues of almost $104 million in fiscal 2004 and produced the highest net income in four years. Due to the amount and pace of the business we have been getting from the key markets we serve, we are encouraged by the opportunities we see going forward. We believe that the combination of internal growth, expansion from acquisitions and the realignment of our operations are positioning us for continued top- and bottom-line growth in fiscal 2005."

McGinnis said that the Company will continue to focus on improving its internal processes as it concentrates on expanding its business with existing customers, adding new customers and broadening its range of engineering services and testing resources, both domestically and internationally.

During fiscal 2004, NTS enhanced its presence in Europe with a subsidiary located in Germany and signed several key business alliances with partners in the U.S. and Europe. "Throughout fiscal 2004 we established new relationships with Siemens, TUV Rheinland, the Zigbee Alliance and Phase Seven Laboratories and we continued to expand our Independent Test Lab (ITL) relationship with Verizon," McGinnis added.

NATIONAL TECHNICAL SYSTEMS REPORTS

For the fiscal 2004 fourth quarter, total revenues were $24.3 million, with net income of $352,000, or $0.04 per basic and diluted share, compared to total revenues of $26.3 million, with net income of $163,000, or $0.02 per basic and diluted share for the year-earlier period. The year-over-year decline in revenues for the fiscal fourth quarter was due to lower revenues from the Technical Solutions segment. For the fiscal 2004 fourth quarter, operating income was $602,000 compared to $689,000 for the year-earlier period.

The fully diluted share counts used in calculating earnings per share in the fourth quarter and fiscal year 2004 were 9,425,000 and 9,206,000, respectively, and the fully diluted share counts used in the comparable periods of the prior fiscal year were 8,796,000 and 8,695,000, respectively. The Company's January 31, 2004 balance sheet remained strong, with cash of $4.7 million, total assets of $63.6 million, shareholders' equity of $28.8 million and a current ratio of 3.0:1.

Revenues from Engineering & Evaluation for the fiscal 2004 fourth quarter and year were $13.6 million and $57.7 million, respectively, compared to $13.0 million and $54.3 million for the year-earlier periods. Revenues in this segment for fiscal 2004 were higher due to increases in military business at NTS' Camden, AR facility, passive fiber optics testing at its Fullerton, CA facility, testing on space programs at NTS' Los Angeles facility, military and commercial electronics testing at the Company's Plano, TX facility and in the automotive and registration business. In addition, approximately $142,000 in revenues was included from the acquisition of privately-held DTI Holdings at the end of the fourth quarter of fiscal 2004. A decrease in the computer testing business and traditional testing business in the Northeast and at the Santa Clarita, CA facility, partially offset this increase.

Operating income for the fiscal 2004 fourth quarter and year for Engineering & Evaluation was $509,000 and $2.9 million, respectively, compared to $578,000 and $2.3 million for the year-earlier periods. Gross margins as a percentage of revenue for the fourth quarter and fiscal 2004 year rose to 25.2 percent and 27.0 percent, respectively, from 25.1 percent and 25.3 percent for the prior year periods.

The Engineering & Evaluation segment provides physical testing services which include simulation of harsh environments such as high/low temperature, shock, vibration, seismic and electromagnetic interference, and functional testing which requires equipment such as switches, routers, servers and high bandwidth access to the Internet to subject telecommunication equipment to a full spectrum of performance testing. In addition, this segment provides registration services which perform quality management audits to ISO 9000, quality training and laboratory accreditation.

Revenues from Technical Solutions for the fiscal 2004 fourth quarter and year were $10.7 million and $46.2 million, respectively, compared to $13.2 million and $30.8 million for the year-earlier periods. The increase in revenues for fiscal 2004 was due to the TRS Staffing acquisition, which was offset by a decrease in revenues during the fourth quarter and throughout fiscal year 2004 due to weak demand for full-time and contract help and a decrease in engineering headcount in the Northeast.

Operating income for the fiscal year 2004 fourth quarter and year for Technical Solutions was $93,000 and $272,000, respectively, compared to $111,000 and $456,000 for the year-earlier periods. The year-to-year decrease in operating income was due to increases in selling, general and administrative expenses related to the newly acquired business of TRS Staffing and the decrease in gross profit as a percentage of revenue due to competitive pricing pressures in the staffing industry.

NATIONAL TECHNICAL SYSTEMS REPORTS

The Technical Solutions segment provides a variety of staffing and workforce management services and solutions, including contract services, temporary and full time placements to meet its customers' information technology ("IT") such as help-desk analysts and managers, relational database administrators and developers, application and systems programmers, configuration and project managers and engineering service needs.

Conference Call

As previously announced, NTS is conducting a conference call to review the financial results today at 12:00 p.m. Eastern Time. The dial-in number for the call is 1-888-215-4362. A live webcast and archive of the call can be accessed at www.ntscorp.com and www.viavid.net.

About National Technical Systems, Inc.

National Technical Systems, Inc. is a business-to-business services company providing organizations in the aerospace, defense, information technology (IT) and high technology markets integrated testing, certification, quality registration, systems evaluation and engineering solutions. For additional information about National Technical Systems, visit its web site at www.ntscorp.com.

The statements in this press release that relate to future plans, events or performance, are forward-looking statements that involve risks and uncertainties, including risks associated with uncertainties pertaining to customer orders, demand for services and products, development of markets for the companies' services and products and other risks identified in the companies' SEC filings. Actual results, events and performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The companies undertake no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

TABLE FOLLOWS

NATIONAL TECHNICAL SYSTEMS REPORTS

NATIONAL TECHNICAL SYSTEMS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income

                                                         Three Months Ended               Twelve Months Ended
                                                             January 31,                       January 31,
                                                        2004             2003             2004             2003
                                              ------------------------------------   -------------------------------

Net revenues                                       $  24,273,000    $  26,263,000    $ 103,913,000    $  85,121,000
Cost of sales                                         19,287,000       20,867,000       81,203,000       65,945,000
                                              ------------------------------------   -------------------------------
     Gross profit                                      4,986,000        5,396,000       22,710,000       19,176,000

Selling, general and administrative expense            4,384,000        4,707,000       19,495,000       16,412,000
                                              ------------------------------------   -------------------------------
   Operating income                                      602,000          689,000        3,215,000        2,764,000

Other income (expense):
   Interest expense, net                                (242,000)        (301,000)      (1,097,000)      (1,226,000)

   Other income (expense)                                142,000          (39,000)         192,000           11,000
                                              ------------------------------------   -------------------------------
Total other expense                                     (100,000)        (340,000)        (905,000)      (1,215,000)

Income before income taxes and minority interest         502,000          349,000        2,310,000        1,549,000

Income taxes                                             218,000          155,000        1,056,000          676,000
                                              ------------------------------------   -------------------------------

Income before minority interest                          284,000          194,000        1,254,000          873,000

Minority interest                                         68,000          (31,000)          39,000          (15,000)
                                              ------------------------------------   -------------------------------

Net income                                         $     352,000    $     163,000    $   1,293,000    $     858,000
                                              ====================================   ===============================

Net income per common share:
  Basic                                            $        0.04    $        0.02    $        0.15    $        0.10
                                              ====================================   ===============================
  Diluted                                          $        0.04    $        0.02    $        0.14    $        0.10
                                              ====================================   ===============================

Weighted average common shares outstanding             8,671,000        8,642,000        8,640,000        8,656,000

Dilutive effect of stock options                         754,000          154,000          566,000           39,000
Weighted average common shares outstanding    ------------------------------------   --------------------------------
  assuming dilution                                    9,425,000        8,796,000        9,206,000        8,695,000
                                              ====================================   ===============================

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